EXHIBIT   21.1

     SUBSIDIARIES OF THE COMPANY


     Glenbriar Joint Venture                   California General Partnership

     Glenbriar Venture #2, LLC                 California LLC

     Tracy Residential Venture Partners, LLC   California LLC

     Meadowbrook Ventures, LLC                 California LLC

     South Tracy Industrial Park, LLC          California LLC

     Halcyon Properties, LLC                   California LLC

     SPM, LLC                                  New York LLC